SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2
( Amendment No. 3 )
RightNow Technologies, Inc.

(Name of Issuer)
Common Stock, $0.001 par value per share

(Title of Class of Securities)
76657R 10 6
(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock IX Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 2 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock IX GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 3 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock X Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 4 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock X-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 5 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock X GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 6 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 7 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 8 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Greylock XI GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 9 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). William S. Kaiser

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 10 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). William W. Helman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 11 of 19 pages

CUSIP No.	76657R 10 6

1	NAMES OF REPORTING PERSONS. I.R.S. Identification Nos. of above persons (entities only). Aneel Bhusri

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-See Item 5-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-See Item 5-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-See Item 5-

WITH:	8	SHARED DISPOSITIVE POWER

-See Item 5-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-See Item 5-

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-See Item 5-

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Page 12 of 19 pages

CUSIP No.	76657R 10 6

Item 1(a)	Name of Issuer:

RightNow Technologies, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

136 Enterprise Boulevard Bozeman, MT 59718-9300

Item 2(a)	Name of Person Filing:

The reporting persons are:

Greylock IX Limited Partnership (“GIXLP”).

Greylock IX GP Limited Partnership (“GIXGPLP”), the General Partner of GIXLP.

Greylock X Limited Partnership (“GXLP”).

Greylock X-A Limited Partnership (“GXALP”).

Greylock X GP Limited Partnership (“GXGPLP”), the General Partner of GXLP and GXALP.

Greylock XI Limited Partnership (“GXILP”).

Greylock XI-A Limited Partnership (“GXIALP”).

Greylock XI GP Limited Partnership (“GXIGPLP”), the General Partner of GXILP and GXIALP.

William S. Kaiser, a Managing General Partner of GIXGPLP.

William W. Helman, a Managing General Partner of GIXGPLP, and a Managing Partner of GXGPLP and GXIGPLP.

Aneel Bhusri, a Managing General Partner of GXIGPLP.

Item 2(b)	Address of Principal Business Office or, if None, Residence:

The address of each of the reporting persons is:

c/o Greylock 880 Winter Street, Suite 300 Waltham, Massachusetts 02451

Item 2(c)	Citizenship:

GIXLP	Delaware limited partnership
GIXGPLP	Delaware limited partnership
GXLP	Delaware limited partnership
GXALP	Delaware limited partnership
GXGPLP	Delaware limited partnership
GXILP	Delaware limited partnership
GXIALP	Delaware limited partnership
GXIGPLP	Delaware limited partnership
Mr. Kaiser	U.S. citizen
Mr. Helman	U.S. citizen
Mr. Bhusri	U.S. citizen

Page 13 of 19 pages

CUSIP No.	76657R 10 6

Item 2(d)	Title of Class of Securities:

This Schedule 13G report relate to the Common Stock, par value $0.001 per share (the “Common Stock”), of RightNow Technologies, Inc.

Item 2(e)	CUSIP Number:

76657R 10 6

Item 3	Description of Person Filing:

Not applicable.

Item 4	Ownership:

(a) Amount Beneficially Owned:

-See Item 5-

(b) Percent of Class:

GIXLP: GIXGPLP: GXLP: GXALP: GXGPLP: GXILP: GXIALP: GXIGPLP: Mr. Kaiser: Mr. Helman: Mr. Bhusri:	-See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5- -See Item 5-

(c) Number of Shares as to which the Person has:

NUMBER OF SHARES
Reporting Person	(i)	(ii)	(iii)	(iv)
GIXLP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GIXGPLP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXLP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXALP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXGPLP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXILP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXIALP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
GXIGPLP	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
William. S. Kaiser	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
William W. Helman	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-
Aneel Bhusri	-See Item 5-	-See Item 5-	-See Item 5-	-See Item 5-

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of

Page 14 of 19 pages

CUSIP No.	76657R 10 6

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

Page 15 of 19 pages

CUSIP No.	76657R 10 6
SIGNATURE
     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.
DATED: February 11, 2009.

GREYLOCK IX LIMITED PARTNERSHIP

By:	Greylock IX GP Limited Partnership
General Partner

By:	/s/ William S. Kaiser
William S. Kaiser, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK IX GP LIMITED PARTNERSHIP

By:	/s/ William S. Kaiser
William S. Kaiser, Co-Managing Partner

By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK X LIMITED PARTNERSHIP

By:	Greylock X GP Limited Partnership General Partner

By:	/s/ William W. Helman
William W. Helman, Managing Partner

GREYLOCK X-A LIMITED PARTNERSHIP

By:	Greylock X GP Limited Partnership General Partner

By:	/s/ William W. Helman
William W. Helman, Managing Partner

GREYLOCK X GP LIMITED PARTNERSHIP

By:	/s/ William W. Helman
William W. Helman, Managing Partner

Page 16 of 19 pages

CUSIP No.	76657R 10 6

GREYLOCK XI GP LIMITED PARTNERSHIP

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
General Partner

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI-A LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
General Partner

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

/s/ William S. Kaiser

William S. Kaiser

/s/ William W. Helman

William W. Helman

/s/ Aneel Bhusri

Aneel Bhusri

Page 17 of 19 pages

CUSIP No.	76657R 10 6
Exhibit I
     JOINT FILING AGREEMENT
          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of RightNow Technologies, Inc.
          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
          EXECUTED as of this 11th day of February, 2009.

GREYLOCK IX LIMITED PARTNERSHIP

By:	Greylock IX GP Limited Partnership
General Partner

	By:	/s/ William S. Kaiser
William S. Kaiser, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK X LIMITED PARTNERSHIP

By:	Greylock X GP Limited Partnership
General Partner

	By:	/s/ William W. Helman
William W. Helman, Managing Partner

GREYLOCK X-A LIMITED PARTNERSHIP

By:	Greylock X GP Limited Partnership
General Partner

	By:	/s/ William W. Helman
William W. Helman, Managing Partner

GREYLOCK IX GP LIMITED PARTNERSHIP
	By:	/s/ William S. Kaiser
William S. Kaiser, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK X GP LIMITED PARTNERSHIP

	By:	/s/ William W. Helman
William W. Helman, Managing Partner

GREYLOCK XI GP LIMITED PARTNERSHIP

Page 18 of 19 pages

CUSIP No.	76657R 10 6

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
General Partner

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

GREYLOCK XI-A LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership
General Partner

	By:	/s/ Aneel Bhusri
Aneel Bhusri, Co-Managing Partner

	By:	/s/ William W. Helman
William W. Helman, Co-Managing Partner

/s/ William S. Kaiser

William S. Kaiser

/s/ William W. Helman

William W. Helman

/s/ Aneel Bhusri

Aneel Bhusri

Page 19 of 19 pages